PROSPECTUS SUPPLEMENT dated November 6, 1998
to Prospectus dated August 21, 1998


                         THE CHASE MANHATTAN CORPORATION

                                 Debt Securities
                                 Preferred Stock
                                    Warrants


      This Prospectus Supplement supplements our Prospectus dated August 21, 1998 relating to our debt securities, preferred stock and warrants (the "Prospectus").

                      ADDITIONAL COMPANY SENIOR SECURITIES

The following is added to the section of the Prospectus entitled "Description of Company Debt Securities --Company Senior Securities" to reflect the issuance of Company Senior Securities following the date of the Prospectus:

Terms and Provisions of Senior Medium-Term Notes, Series C

We have issued $1,057,000,000              The interest rate bases or formulas
aggregate principal amount of our          applicable to Series C Notes that
Senior Medium-Term Notes, Series C         bear interest at floating rates are
(the "Series C Notes"), since the          indicated in the table below. The
date of the Prospectus. In the             Series C Notes are not subject to a
table below we specify the                 sinking fund and are not redeemable
following terms of those Series C          unless a redemption date is
Notes:                                     indicated below. Unless otherwise
                                           indicated below, Series C Notes
o    Issuance date;                        that are redeemable are redeemable
o    Principal amount;                     at 100% of their principal amount,
o    Maturity date;                        plus accrued and unpaid interest,
o    Interest rate and redemption          if any, to the redemption date.
     dates, if any.


                                                                Interest Rate/
                                                                --------------
Issuance Date     Principal Amount    Maturity Date           Redemption Dates
-------------     ----------------    -------------           ----------------

October 13, 1998    $345,000,000      October 13, 2000     LIBOR Telerate reset
                                                           quarterly +  0.25%

October 13, 1998     $50,000,000      October 13, 2000     LIBOR Telerate reset
                                                           monthly +  0.25%

October 19, 1998     $52,000,000      October 19, 2000     LIBOR Telerate reset
                                                           monthly + 0.25%

                                                                Interest Rate/
                                                                --------------
Issuance Date     Principal Amount    Maturity Date           Redemption Dates
-------------     ----------------    -------------           ----------------

October 20, 1998     $50,000,000      April 20, 2000       LIBOR Telerate reset
                                                           quarterly + 0.20%

October 20, 1998     $50,000,000      April 20, 2000       LIBOR Telerate reset
                                                           quarterly + 0.20%

October 27, 1998    $200,000,000      October 27, 2000     LIBOR Telerate reset
                                                           quarterly + 0.25%

October 27, 1998     $10,000,000      October 27, 2000     LIBOR Telerate reset
                                                           quarterly + 0.25%

October 30, 1998     $75,000,000      April 26, 2000       LIBOR Telerate reset
                                                           quarterly + 0.18%

November 2, 1998    $265,000,000      November 2, 2000     LIBOR Telerate reset
                                                           quarterly + 0.28%


                   ADDITIONAL COMPANY SUBORDINATED SECURITIES

The following is added to the section of the Prospectus entitled "Description of Company Debt Securities --Company Subordinated Securities" to reflect the issuance of Company Subordinated Securities following the date of the
Prospectus:

Terms and Provisions of 6% Subordinated Notes Due 2005

The 6% Subordinated Notes Due 2005      arrears on each May 1 and November
(the "6% Subordinated Notes") are       1, beginning May 1, 1999, to
limited to $300 million aggregate       holders of record as of the close
principal amount. They will mature      of business on the previous April
on November 1, 2005. The 6%             15 or October 15. The 6%
Subordinated Notes bear interest        Subordinated Notes are not
from November 6, 1998 (or from the      redeemable prior to maturity and no
most recent date on which interest      sinking fund is provided for them.
was paid). Interest on the 6%
Subordinated Notes is payable in

Terms and Provisions of Subordinated Medium-Term Notes, Series A

We have issued $15,000,000                 The interest rate bases or formulas
aggregate principal amount of our          applicable to Series A Notes that
Subordinated Medium-Term Notes,            bear interest at floating rates are
Series A (the "Series A Notes"),           indicated in the table below. The
since the date of the Prospectus.          Series A Notes are not subject to a
In the table below we specify the          sinking fund and are not redeemable
following terms of those Series A          unless a redemption date is
Notes:                                     indicated below. Unless otherwise
                                           indicated below, Series A Notes
o    Issuance date;                        that are redeemable are redeemable
o    Principal amount;                     at 100% of their principal amount,
o    Maturity date;                        plus accrued and unpaid interest,
o    Interest rate and redemption          if any, to the redemption date.
     dates, if any.


                                                              Interest Rate/
                                                              --------------
Issuance Date     Principal Amount    Maturity Date         Redemption Dates
-------------     ----------------    -------------         ----------------

October 9, 1998     $15,000,000       October 9, 2013    6.125%; redeemable in
                                                         whole only on quarterly
                                                         interest payment dates
                                                         on or after October 9,
                                                         2001